Exhibit 99.1

News Release

RSP Permian, Inc. Announces First Quarter 2018 Financial and Operating Results

Dallas, Texas—May 2, 2018—RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) today reported financial and operating results for the quarter ended March 31, 2018. In addition, the Company filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission (the “SEC”).

Highlights for the First Quarter 2018

•	1Q18 production increased 39% to 62.8 MBoe/d (72% oil, 87% liquids), compared to 1Q17

•	1Q18 net income was $89.6 million, or $0.57 per diluted share and adjusted net income (non-GAAP), which does not include certain items, was $79.0 million, or $0.50 per diluted share

•	1Q18 adjusted EBITDAX (non-GAAP) increased 65% to $205.2 million compared to 1Q17, and increased 12% compared to 4Q17

•	Brought in a spot completion crew in late January, replaced by third full-time crew in April

○	Completed 31 gross operated wells during the first quarter of 2018

○	Exited the quarter with production exceeding 70 MBoe/d

•	Entered into a definitive merger agreement pursuant to which Concho Resources Inc. (NYSE: CXO) (“Concho”) will acquire RSP in an all-stock transaction valued at approximately $9.5 billion, inclusive of RSP’s net debt

Adjusted net income and adjusted EBITDAX are non-GAAP measures. See “Use of Non-GAAP Financial Measures” below for definitions and reconciliations.

Operational Highlights

Delaware Basin

•	The Boyd 28 11 1H Wolfcamp XY, our furthest south Delaware completion to date, established a peak 30-day average rate of 1,526 Boe/d or 324 Boe/d per 1,000' (71% oil)

•	The State Rudd Draw 26-25-2H Wolfcamp XY well established a peak 30-day average rate of 2,289 Boe/d or 271 Boe/d per 1,000' (71% oil)

•	The Ludeman 202H 2nd Bone Spring well established a peak 30-day average rate of 1,013 Boe/d or 141 Boe/d per 1,000' (73% oil)

•	The Brunson D 3-well pad (1203H Wolfcamp A, 1201H Wolfcamp B and 1204H Third Bone Spring) is back online after being shut-in for offset operator completion activities and has achieved cumulative production of over 390 MBoe in less than 90 days

Midland Basin

•	The Spanish Trail 4825, RSP’s first horizontal Jo Mill completion, established a peak 15-day average rate of 1,048 Boe/d or 150 Boe/d per 1,000' (74% oil); this well is still cleaning up and increasing in rate

•	The Parks Bell 3926H Wolfcamp A, another successful extension well on the west side of our acreage position, established a peak 30-day average rate of 1,440 Boe/d or 205 Boe/d per 1,000' (86% oil)

•	The Woody 3-46 6H, our first Lower Spraberry well on the Woody lease in Glasscock County, established a peak 30-day average rate of 1,786 Boe/d or 236 Boe/d per 1,000' (86% oil)

Steve Gray, Chief Executive Officer of RSP, commented on the results, “We had a very active quarter, picking up our third completion crew and completing 31 horizontal wells, the most wells we have completed during any quarter to date. As a result, we had a steep production ramp as we exited the first quarter and continuing into April, after experiencing a significant amount of production downtime in January and February when we shut-in a number of producing wells to accommodate elevated offset completion activity. As evidenced by our recent well highlights, we continue to see compelling well results from both our Delaware and Midland Basin positions and we are on track to deliver on our production guidance for the year.”

Mr. Gray continued, “We are excited about our pending transaction with Concho, which creates one of the largest producers in the Permian Basin with the largest development program. I want to thank our Board, management team, employees, shareholders, vendors and all of our partners for the outstanding accomplishments we have achieved together and express my gratitude for the opportunity to lead this organization.”

Proposed Merger with Concho Resources

As previously announced, on March 27, 2018, RSP and Concho entered into a definitive merger agreement, pursuant to which Concho will acquire RSP in an all-stock transaction valued at approximately $9.5 billion, inclusive of RSP’s net debt. Stockholders of RSP will receive 0.320 shares of Concho common stock in exchange for each share of RSP’s common stock, representing consideration to each stockholder of RSP of $50.24 per share based on the closing price of Concho common stock on March 27, 2018. The transaction is expected to close in the third quarter of 2018, subject to the approval of both RSP and Concho stockholders, the satisfaction of certain regulatory approvals and other customary closing conditions.

In light of the pending merger with Concho, we do not in general plan to provide or update guidance and long-term outlook information regarding our results of operations during the pendency of the merger. In addition, investors are cautioned not to rely on historical forward-looking statements regarding guidance and long-term outlook information, which forward-looking statements spoke only as of the date provided and were subject to the specific risks and uncertainties that accompanied such forward-looking statements.

Operational Results

	Three Months Ended March 31,
	2018	2017
Production data:
Oil (MBbls)	4,073	3,032
Natural gas (MMcf)	4,254	2,926
NGLs (MBbls)	868	547

Total (MBoe)	5,650	4,067

Average net daily production (Boe/d)	62,778	45,189

Average prices before effects of hedges(1)(2):
Oil (per Bbl)	$61.87	$50.01
Natural gas (per Mcf)	1.98	2.52
NGLs (per Bbl)	18.33	19.96

Total (per Boe)	$48.91	$41.78

Average realized prices after effects of hedges(1)(2):
Oil (per Bbl)	$58.50	$49.02
Natural gas (per Mcf)	1.98	2.59
NGLs (per Bbl)	18.33	19.96

Total (per Boe)	$46.48	$41.09

Average costs (per Boe):
Lease operating expenses (excluding gathering and transportation)	$5.44	$5.40
Gathering and transportation(2)	0.25	0.85
Production and ad valorem taxes	2.88	2.33
Depreciation, depletion and amortization	13.47	15.01
General and administrative—recurring cash component	1.60	1.91
General and administrative—recurring stock comp(3)	0.94	0.96

(1)	Average prices shown in the table reflect prices both before and after the effects of our cash payments/receipts on the Company’s commodity derivative transactions. The calculation of such effects includes realized gains or losses on cash settlements for commodity derivative transactions and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to instruments settled in the period, if applicable.
(2)	Average prices for oil are net of transportation costs. Average prices for natural gas and NGLs in the first quarter of 2018 were impacted by the adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”), which requires certain transportation, gathering, processing and compression fees paid to the Company’s midstream processing entity to be recorded as a deduction to revenues. Prior to 2018, these fees were recorded as gathering and transportation which are included in lease operating expenses.
(3)	Represents compensation expense related to restricted stock awards and performance share awards granted as part of the Company’s compensation and retention programs.

Production volumes for the quarter ended March 31, 2018 averaged 62,778 Boe/d, or a total of 5,650 MBoe, an increase of 39% over prior year’s first quarter of 45,189 Boe/d. Production for the first quarter of 2018 was comprised of 72% crude oil, 13% natural gas and 15% NGLs. RSP’s average realized oil price for the first quarter of 2018, before the effects of hedges, was $61.87 per barrel, a negative $1.00 differential compared to average NYMEX WTI pricing of $62.87 per barrel for the same period, or 98% of NYMEX WTI pricing. RSP’s average realized natural gas price for the first quarter of 2018, before the effects of hedges, was $1.98 per Mcf, a negative $1.02 differential compared to average NYMEX Henry Hub pricing of $3.00 per MMBtu for the same period, or 66% of NYMEX Henry Hub pricing. RSP’s average realized NGL price for the first quarter of 2018 was $18.33 per Bbl, or 29% of NYMEX WTI pricing for the same time period. RSP’s average realized commodity price per barrel of oil equivalent for the first quarter of 2018, before the effects of hedges, was $48.91. Per unit cash operating expenses excluding interest expense but including lease operating expense, gathering and transportation expense, production and ad valorem taxes and recurring cash general and administrative expenses were $10.17 per Boe.

Operational Update

The Company operated seven horizontal rigs and three full-time completion crews during the first quarter of 2018 (third crew added in late January). RSP drilled 22 gross operated horizontal wells and completed 31 gross operated horizontal wells (Midland: seven Lower Spraberry, seven Wolfcamp A, five Wolfcamp B, one Middle Spraberry; Delaware: five Wolfcamp A, four Wolfcamp XY, one Second Bone Spring and one Third Bone Spring). The Company began the quarter with 36 gross operated horizontal drilled but uncompleted wells (“DUCs”) and exited the quarter with a total of 27 operated horizontal DUCs.

Financial Results

	Three Months Ended
(in thousands, except per share data)	March 31, 2018	December 31, 2017	March 31, 2017
Total Revenues	$276,322	$249,023	$169,931
Net Cash from Derivative Instruments	(13,717)	(8,566)	(2,812)

Adjusted Total Revenues	262,605	240,457	167,119
Net Income	$89,573	$140,786	$38,934
Net Earnings per Common Share—Diluted	0.57	0.89	0.26
Adjusted Net Income(1)	$79,033	$50,122	$24,212
Adjusted Net Earnings per Common Share—Diluted	0.50	0.32	0.16
Adjusted EBITDAX(1)	$205,202	$182,425	$124,451

(1)	Adjusted EBITDAX and Adjusted Net Income are non-GAAP financial measures. For a definition of Adjusted EBITDAX and Adjusted Net Income and a reconciliation of Adjusted EBITDAX and Adjusted Net Income to Net Income, see “Use of Non-GAAP financial measures” and our quarterly statements of operations at the end of this release.

For the quarter ended March 31, 2018, total revenues, excluding the revenue impact from realized derivative instruments, were $276.3 million, a 63% increase over the prior year quarter of $169.9 million. Adjusted total revenues, including the net cash from derivative instruments, were $262.6 million, a 57% increase from the prior year quarter of $167.1 million. Net income for the first quarter of 2018 was $89.6 million, or $0.57 per diluted share, while net income for the prior year quarter was $38.9 million, or $0.26 per diluted share. Adjusted net income for the first quarter of 2018 was $79.0 million, or $0.50 per diluted share, compared with adjusted net income for the prior year quarter of $24.2 million or $0.16 per diluted share. Adjusted EBITDAX was $205.2 million, a 65% increase from the prior year quarter of $124.5 million.

Capital Expenditures

RSP’s development capital expenditures, which includes our investment in drilling and completing wells, infrastructure, capitalized workovers, and other, but excludes the cost of acquisitions, for the quarter ended March 31, 2018 totaled $241.8 million ($194.5 million of drilling and completion and $47.3 million of infrastructure and other). The Company spent $31.5 million, or 13% of development capital, on non-operated properties.

Additionally, during the first quarter of 2018 the Company acquired $8.7 million of oil and natural gas properties.

Liquidity

As of March 31, 2018, the Company’s borrowing base under its revolving credit facility was $1.5 billion, with a Company-elected commitment of $900.0 million, and lender commitments of $2.5 billion. At March 31, 2018, the Company had $453.1 million of borrowing capacity under its revolving credit facility and $33.9 million of cash on hand.

The following table summarizes the Company’s liquidity position as of March 31, 2018:

(in thousands)	March 31, 2018
Revolving credit facility elected commitment amount	$900,000
Revolving credit facility borrowings	(445,000)
Letters of credit	(1,933)

Available borrowing capacity	453,067
Cash and cash equivalents	33,928

Liquidity	$486,995

Hedging

The summary below includes all hedges in place for the remainder of 2018 and for 2019, as of May 2, 2018.

Oil Hedges
(Bbl, $/Bbl)	Q2 2018	Q3 2018	Q4 2018	2019
Three-Way Collars(1)	1,941,000	1,319,000	1,227,000	—
Ceiling	$59.07	$60.56	$60.96	$—
Floor	$47.11	$47.79	$48.00	$—
Short Put	$37.11	$37.79	$38.00	$—

Costless Collars(1)	516,000	1,212,000	1,058,000	2,555,000
Ceiling	$60.20	$60.10	$60.11	$58.04
Floor	$45.00	$46.33	$46.52	$52.50

Swaps(1)	698,000	322,000	322,000	2,555,000
Swap	$62.97	$55.77	$55.77	$55.74

Total Hedged Volumes	3,155,000	2,853,000	2,607,000	5,110,000
Weighted Average Floor(2)	$50.27	$48.07	$48.36	$54.12

Mid-Cush Differential Swaps:	2,730,000	2,760,000	2,760,000	2,555,000
Swap(3)	$(0.42)	$(0.42)	$(0.42)	$(0.29)

(1)	The crude oil derivative contracts are settled based on the arithmetic average of the closing settlement price for the front month contract NYMEX price of West Texas Intermediate Light Sweet Crude.
(2)	Weighted average floor assumes the long put in three way collars.
(3)	The Mid-Cush swap contracts are settled based on the difference in the arithmetic average during the calculation period of WTI MIDLAND ARGUS and WTI ARGUS prices in the Argus Americas Crude publication for the relevant period.

Statements of Operations

	Three Months Ended
(in thousands, except per share data)	March 31, 2018	December 31, 2017	March 31, 2017
Revenues	(Unaudited)	(Unaudited)	(Unaudited)
Oil sales	$251,977	$218,182	$151,637
Natural gas sales	8,432	9,308	7,378
NGLs sales	15,913	21,533	10,916

Total revenues	276,322	249,023	169,931
Operating expenses
Lease operating expenses	32,135	35,205	25,411
Production and ad valorem taxes	16,261	16,016	9,469
Depreciation, depletion, and amortization	76,122	77,159	61,040
Asset retirement obligation accretion	205	151	153
Impairments of oil and natural gas properties	4,200	52,935	125
Exploration expenses	246	825	2,580
General and administrative expenses	14,334	11,233	11,712
Merger and acquisition costs	2,757	42	4,052

Total operating expenses	146,260	193,566	114,542

Operating income	130,062	55,457	55,389
Other income (expense)
Other income, net	1,039	1,021	720
Net gain (loss) on derivative instruments	2,907	(46,968)	17,121
Interest expense	(22,503)	(22,174)	(19,224)

Total other expense	(18,557)	(68,121)	(1,383)

Income (loss) before income taxes	111,505	(12,664)	54,006
Income tax (expense) benefit	(21,932)	153,450	(15,072)

Net income	$89,573	$140,786	$38,934

Earnings per common share—Basic	$0.57	$0.89	$0.27
Earnings per common share—Diluted	$0.57	$0.89	$0.26

Weighted Average Common Shares Outstanding
Basic	157,119	156,874	146,054
Diluted	158,309	158,060	147,005

Summary Balance Sheet

(in thousands)	March 31, 2018	December 31, 2017
Cash and cash equivalents	$33,928	$38,102
Other current assets	158,384	111,221

Total current assets	192,312	149,323
Property, plant and equipment, net	6,251,596	6,080,719
Other long-term assets	56,212	40,144

Total assets	$6,500,120	$6,270,186

Current liabilities	251,186	206,561
Long-term debt	1,579,751	1,509,128
Other long-term liabilities	258,386	232,139
Total stockholders’ equity	4,410,797	4,322,358

Total liabilities and stockholders’ equity	$6,500,120	$6,270,186

Use of Non-GAAP Financial Measures

The Company defines Adjusted EBITDAX as oil and gas revenues including net cash receipts (payments) on settled derivative instruments and premiums paid on put options that settled during the period, less lease operating expenses, production and ad valorem taxes, and general and administrative expenses excluding stock based compensation. Adjusted Net Income deducts from Adjusted EBITDAX depreciation, depletion, and amortization, accretion on asset retirement obligations, exploration expenses, interest expense, stock-based compensation, merger and acquisition costs and adjusted income tax expense.

Management believes Adjusted EBITDAX and Adjusted Net Income are useful because they allow the Company to more effectively evaluate its operating performance and compare the results of its operations from period to period without regard to financing methods or capital structure. The Company excludes the items listed above in arriving at Adjusted EBITDAX and Adjusted Net Income because these amounts can vary substantially from company to company within the Company’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX and Adjusted Net Income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX and Adjusted Net Income are significant components in understanding and assessing the Company’s financial performance, such as Company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. The Company’s computations of Adjusted EBITDAX and Adjusted Net Income may not be comparable to other similarly titled measures of other companies.

The following tables include a reconciliation of the non-GAAP financial measures of Adjusted EBITDAX and Adjusted Net Income to the GAAP financial measure of net income.

Reconciliation of Net Income to Adjusted EBITDAX

	Three Months Ended
(in thousands)	March 31, 2018	December 31, 2017	March 31, 2017
Net income	$89,573	$140,786	$38,934
Interest expense	22,503	22,174	19,224
Income tax expense (benefit)	21,932	(153,450)	15,072
Depreciation, depletion, and amortization	76,122	77,159	61,040
Asset retirement obligation accretion	205	151	153
Exploration expenses	246	825	2,580
Merger and acquisition costs	2,757	42	4,052
Impairments of oil and natural gas properties	4,200	52,935	125
(Gain) loss on derivative instruments	(2,907)	46,968	(17,121)
Net settled derivative instruments	(13,717)	(8,566)	(2,812)
Stock-based compensation	5,327	4,422	3,924
Other income, net	(1,039)	(1,021)	(720)

Adjusted EBITDAX	$205,202	$182,425	$124,451

Reconciliation of Net Income to Adjusted Net Income

	Three Months Ended
(in thousands)	March 31, 2018	December 31, 2017	March 31, 2017
Net income	$89,573	$140,786	$38,934
Merger and acquisition costs	2,757	42	4,052
Impairments of oil and natural gas properties	4,200	52,935	125
(Gain) loss on derivative instruments	(2,907)	46,968	(17,121)
Net settled derivative instruments	(13,717)	(8,566)	(2,812)
Other income, net	(1,039)	(1,021)	(720)
Adjustment to income taxes for above items	166	(181,022)	1,754

Adjusted Net Income	$79,033	$50,122	$24,212

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Alyssa Stephens

Director, Investor Relations

214-252-2764

Investor Relations

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.

Conference Call

RSP will host a conference call for investors at 10:00 AM Central Time on Thursday, May 3, 2018, to discuss first quarter 2018 results. Hosting the call will be Steve Gray, Co-founder and Chief Executive Officer.

The call may be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671. The passcode for the replay is 13679542. The replay will be available until May 17, 2018. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RSP’s website at www.rsppermian.com in the Investor Relations section. A replay of the webcast will also be available following the call.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of the Company’s acreage is located on large, contiguous acreage blocks in the core of the Midland and Delaware Basins, sub-basins of the Permian Basin. The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP.” For more information, visit www.rsppermian.com.

Forward-Looking Statements

This news release may contain “forward-looking statements,” including certain plans, expectations, goals, projections and statements about the benefits of the proposed merger among RSP, Concho and Green Merger Sub Inc. (the “Transaction”), RSP’s and Concho’s plans, objectives, expectations and intentions, the expected timing of completion of the transaction, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this communication that address activities, events or developments that RSP or Concho expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “may,” “foresee,” “plan,” “will,” “guidance,” “look,” “outlook,” “goal,” “future,” “assume,” “forecast,” “build,” “focus,” “work,” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the Transaction, pro forma descriptions of the combined company and its operations, integration and transition plans, synergies, opportunities and anticipated future performance. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These include the expected timing and likelihood of completion of the Transaction, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Transaction that could reduce anticipated benefits or cause the parties to abandon the Transaction, the ability to successfully integrate the businesses, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the possibility that stockholders of Concho may not approve the issuance of new shares of common stock in the Transaction or that stockholders of RSP may not approve the merger agreement, the risk that the parties may not be able to satisfy the conditions to the Transaction in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the Transaction, the risk that any announcements relating to the Transaction could have adverse effects on the market price of RSP’s common stock or Concho’s common stock, the risk that the Transaction and its announcement could have an adverse effect on the ability of RSP and Concho to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally, the risk the pending Transaction could distract management of both entities and they will incur substantial costs, the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve synergies or it may take longer than expected to achieve those synergies and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond RSPs and Concho’s control, including those detailed in RSP’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are available on RSP’s website at www.rsppermian.com and on the SEC’s website at www.sec.gov and in Concho’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are available on its website at www.concho.com and on the SEC’s website at www.sec.gov.

Each of the forward-looking statements of RSP or Concho are based on assumptions that RSP or Concho, as applicable, believes to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and neither RSP nor Concho undertakes any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

No Offer or Solicitation

This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, in any jurisdiction, pursuant to the Transaction or otherwise, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Additional Information

In connection with the Transaction, Concho filed with the U.S. Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 on April 20, 2018, that includes a preliminary joint proxy statement of RSP and Concho that also constitutes a preliminary prospectus of Concho. RSP and Concho will also file other documents with the SEC regarding the Transaction, including the definitive joint proxy statement/prospectus. The information in the preliminary joint proxy statement/prospectus is not complete and may be changed. The definitive joint proxy statement/prospectus will be sent to the stockholders of Concho and RSP. This document is not a substitute for the registration statement and preliminary joint proxy statement/prospectus filed with the SEC, including any amendments thereto, or any other documents that Concho or RSP may file with the SEC or send to stockholders of Concho or RSP in connection with the Transaction. INVESTORS AND SECURITY HOLDERS OF RSP AND CONCHO ARE URGED TO READ THE REGISTRATION STATEMENT, THE PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS, THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS.

Investors and security holders are able to obtain free copies of the registration statement and the preliminary joint proxy statement/prospectus and all other documents filed or that will be filed with the SEC by Concho or RSP, including the definitive joint proxy statement/prospectus when it becomes available, through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by RSP will be made available free of charge on RSP’s website at www.rsppermian.com, under the heading “SEC Filings,” or by contacting RSP’s Investor Relations department by phone at 214-252-2700. Copies of documents filed with the SEC by Concho will be made available free of charge on Concho’s website at www.concho.com, under the heading “Investors,” or by contacting Concho’s Investor Relations Department by phone at 432-221-0477.

Participants in Solicitation

Concho, RSP and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Concho’s common stock and RSP’s common stock in respect to the Transaction.

Information regarding RSP’s directors and executive officers is contained in its annual report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 27, 2018, as amended by the annual report on Form 10-K/A, filed with the SEC on April 30, 2018. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing RSP’s website at www.rsppermian.com. Information regarding Concho’s executive officers and directors is contained in the proxy statement for Concho’s 2018 Annual Meeting of Stockholders filed with the SEC on April 5, 2018 and in the other documents filed after the date thereof by Concho with the SEC. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing Concho’s website at www.concho.com under the heading “Investors.”

Investors may obtain additional information regarding the interests of those persons and other persons who may be deemed participants in the Transaction by reading the preliminary joint proxy statement/prospectus, including any amendments thereto, as well as the definitive joint proxy statement/prospectus when it becomes available. You may obtain free copies of these documents as described above.